Exhibit (h)(6)

AMENDMENT NO. 2

TO ADMINISTRATIVE SERVICES AGREEMENT

(Thrivent Core Funds)

Thrivent Core Funds (“TCF”) and Thrivent Asset Management, LLC (“TAM”) hereby agree that effective November 10, 2017, the “Thrivent Core International Equity Fund” shall be deemed a “Fund” under the terms of the Administrative Services Agreement dated May 2, 2016, as amended, between TCF and TAM. A revised Schedule A is attached hereto.

THRIVENT CORE FUNDS

By:	/s/ David S. Royal

David S. Royal
President

THRIVENT ASSET MANAGEMENT, LLC

By:	/s/ Gerard V. Vaillancourt

Gerard V. Vaillancourt
Vice President, Chief Financial Officer and Treasurer

Schedule A

(effective November 10, 2017)

Fund	Fee
1. Thrivent Core Short-Term Reserve Fund	$90,000

2. Thrivent Emerging Markets Debt Fund	(a) 0.019 percent (0.019%) of the Fund’s average daily net assets, plus (b) a fixed fee of $70,000.

3. Thrivent Core International Equity Fund	(a) 0.019 percent (0.019%) of the Fund’s average daily net assets, plus (b) a fixed fee of $70,000.